UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2022
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Exact name of registrants as specified in
Commission	their charters, address of principal executive			IRS Employer
File Number	offices and registrants' telephone number			Identification Number
1-14465	IDACORP, Inc.			82-0505802
1-3198	Idaho Power Company			82-0130980
1221 W. Idaho Street
	Boise,	Idaho	83702-5627
	(208)	338-2200
State or Other Jurisdiction of Incorporation:			Idaho

Former name, former address and former fiscal year, if changed since last report:				None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	IDA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
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Item 1.01 Entry Into a Material Definitive Agreement.

On March 4, 2022, Idaho Power Company (“IPC”) entered into a Term Loan Credit Agreement (the “Facility”) with Wells Fargo Bank, National Association, as administrative agent (“Wells Fargo”), and U.S. Bank National Association (“U.S. Bank,” together with Wells Fargo, the “Lenders”).

The Facility is a two-year senior unsecured delayed draw term loan facility in the aggregate principal amount of $150 million. The Facility is available to be drawn at any time (subject to notice requirements and in minimum amounts), but on no more than three occasions, and no later than May 31, 2022. The maturity date of the Facility is March 4, 2024. The Facility, which will be used for general corporate purposes, including funding IPC's capital projects, provides for the issuance of loans not to exceed the aggregate principal amount of $150 million.

The interest rates for any floating rate advances under the Facility are based on the highest of (1) the prime commercial lending rate of Wells Fargo (2) the federal funds rate, plus 0.5 percent, (3) Term SOFR (as defined in the Facility) for a one-month tenor that is published by CME Group Benchmark Administration limited (or the successor administrator of such rate), plus 1%, and (4) zero percent. The interest rates for SOFR Advances (as defined in the Facility) will be based on the Term SOFR rate for the borrower-selected period plus the Applicable Margin. The “Applicable Margin” is based on IPC's senior unsecured non-credit enhanced long-term indebtedness credit rating by Moody's Investors Service, Inc., Standard and Poor's Ratings Services, and Fitch Rating Services, Inc., as set forth on a schedule to the Facility.

The events of default under the Facility include, without limitation, non-payment of principal, interest, or fees; materially false representations or warranties; breach of covenants; bankruptcy or insolvency events; condemnation of property; cross-default to certain other indebtedness; failure to pay certain judgments; change of control; the occurrence of specified events or the incurring of specified liabilities relating to benefit plans; and the incurring of certain environmental liabilities, subject, in certain instances, to cure periods.

Upon any event of default relating to the voluntary or involuntary bankruptcy of IPC or the appointment of a receiver, the obligations of the lenders to make loans under the Facility will automatically terminate and all unpaid obligations will become due and payable. Upon any other event of default, the lenders holding greater than 50 percent of the outstanding loans or greater than 50 percent of the aggregate commitments (“Required Lenders”), or the administrative agent with the consent of the Required Lenders, may terminate or suspend the obligations of the lenders to make loans under the applicable facility and/or declare the obligations to be due and payable. During an event of default under the Facility, the lenders may, at their option, increase the applicable interest rates then in effect by 2.0 percent per annum.

The Facility contains a covenant requiring IPC to maintain a leverage ratio of consolidated indebtedness to consolidated total capitalization (each as defined in the Facility) equal to or less than 0.65 as of the end of each fiscal quarter. The Facility contains additional covenants related to, among other items, prohibitions against specified forms of mergers, acquisitions, and investments; restrictions on the creation of certain liens, subject to exceptions, including the lien of IPC's first mortgage; and prohibitions on entering into any agreement restricting the ability of subsidiaries to declare or pay dividends, subject to certain exceptions.

A copy of the Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The description above is a summary of the Facility, does not provide a complete description of the Facility, and is qualified in its entirety by the complete text of the Facility itself.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed as part of this report.

Exhibit Number	Description

10.1†	Term Loan Credit Agreement, dated March 4, 2022, among Idaho Power Company, Wells Fargo Bank, National Association, as administrative agent, and U.S. Bank National Association
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†    Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted             information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated:  March 7, 2022
IDACORP, INC.
By:   /s/ Kenneth W. Petersen
Kenneth W. Petersen
Vice President, Chief Accounting Officer and Treasurer

IDAHO POWER COMPANY
By:   /s/ Kenneth W. Petersen
Kenneth W. Petersen
Vice President, Chief Accounting Officer and Treasurer